                                                                    EXHIBIT 12.1

                       KELLEY OIL & GAS CORPORATION

      STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                 (PURSUANT TO ITEM 503 OF REGULATION S-K)

                       (IN THOUSANDS, EXCEPT RATIOS)

                      YEAR         YEAR         YEAR         YEAR         YEAR         YEAR         YEAR         NINE
                     ENDED        ENDED        ENDED        ENDED        ENDED        ENDED        ENDED     MONTHS ENDED
                  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                      1991         1992         1993         1994         1995         1994         1995         1995
                  ------------ ------------ ------------ ------------ ------------ ------------ ------------ -------------
                                                                                    PRO FORMA    PRO FORMA
EARNINGS:
Pretax income
(loss) from
continuing
operations(1)...       478        (6,037)     (25,223)     (24,957)     (211,291)    (48,625)     (211,516)     (32,984)
ADD:
Interest expense
and other debt
expenses(2).....       950         2,684        6,638        4,571        21,956      12,361        22,763       15,137
                     -----        ------      -------      -------      --------     -------      --------      -------
Earnings as
adjusted(3).....     1,428        (3,353)     (18,585)     (20,386)     (189,335)    (36,264)     (188,753)     (17,847)
Fixed charges...       950         2,684        6,638        4,571        21,956      12,361        22,763       15,137
Ratio of
earnings to
fixed charges ..       1.5
                     =====
Earnings
coverage
deficiency(4)...                  (6,037)     (25,223)     (24,957)     (211,291)    (48,625)     (211,516)     (32,984)
                      NINE          NINE
                  MONTHS ENDED  MONTHS ENDED
                  SEPTEMBER 30, SEPTEMBER 30,
                      1995          1996
                  ------------- -------------
                    PRO FORMA
EARNINGS:
Pretax income
(loss) from
continuing
operations(1)...     (33,209)      (12,256)
ADD:
Interest expense
and other debt
expenses(2).....      15,944        18,376
                  ------------- -------------
Earnings as
adjusted(3).....     (17,265)        6,120
Fixed charges...      15,944        18,376
Ratio of
earnings to
fixed charges ..
Earnings
coverage
deficiency(4)...     (33,209)      (12,256)

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(1) Pretax income (loss) from continuing operations is operating income including interest income and interest expense and other debt expenses.

(2) Interest expense and other debt expenses are the fixed charges and include interest expense and amortization of debt expenses.

(3) Earnings consist of pretax income (loss) from continuing operations plus interest expense and other debt expenses.

(4) Earnings were inadequate to cover fixed charges.

(*) In the fourth quarter of 1996, the company will record a $17.1 million extraordinary loss related to the aggregate purchase price of the 13 1/2% Notes over the carrying value.